Exhibit (e)

EXHIBIT (e)

CO-REGISTRANT’S OUTSTANDING DEBT TO THE COMMONWEALTH OF

AUSTRALIA AS OF JUNE 30, 2012 AND ITS CONTINGENT LIABILITY AS

CO-REGISTRANT OF THE OUTSTANDING DEBT OF OTHER ENTITIES AS OF THE END

OF THE LAST SEVEN FISCAL YEARS

Public Debt

The public sector indebtedness of the Co-registrant is comprised of a number of distinct categories: public debt to the Commonwealth of Australia, other state debt to the Commonwealth of Australia, New South Wales Treasury Corporation guaranteed debt and contingent liabilities.

During April 1995, the Australian Government and the Co-registrant entered into an agreement (the “Financial Agreement”) whereby the Co-registrant would pre-redeem its debt to the Commonwealth of Australia. This was carried out in July 1995 and the Co-registrant currently has no debt to the Commonwealth of Australia outstanding.

Other State Debt to the Commonwealth of Australia

During the 1950s and 1960s a series of loans were made by the Commonwealth to the States under various agreements (contained in the Housing Agreement Acts 1956, 1961, 1966, 1973 and Housing Assistance Acts 1973, 1978, 1984 – all Commonwealth legislation). These involved a series of concessional interest rate loans with annual repayments by the states. These loans were provided 1956-57 until 1993-94. Subsequently, housing assistance from the Commonwealth to the States has taken the form of grants.

The following table outlines the outstanding advances made by the Commonwealth of Australia under this category of debt.

	As at June 30,
	2006	2007	2008	2009	2010	2011	2012
	(A$ million)
Commonwealth and State Housing	908	882	855	828	800	771	755	(1)

(1)	This figure includes A$740 million of housing assistance from the Commonwealth to the States and an A$15 million loan to fund the Asbestos Injuries Compensation Fund.

Guaranteed Debt On-lent by the Registrant

The Registrant’s primary function has been to act as a central financing authority for on-lending funds raised by it to various New South Wales statutory bodies. Under the provisions of the Public Authorities (Financial Arrangements) Act 1987 of New South Wales, financial arrangements entered into by a statutory body may be guaranteed by the Co-registrant.

The Registrant’s guaranteed debt, which is guaranteed by the Co-registrant, as at the end of each of the last seven fiscal years, and the distribution of this debt among various borrowing authorities is detailed in the following table:

Guaranteed Debt On-lent by the Registrant

	As at June 30,
	2006	2007	2008	2009	2010	2011	2012
	(A$ million)
Bodies within the Public Accounts
Crown (NSW Treasury)	10,196	10,485	10,642	13,055	15,282	19,023	24,912
Barangaroo Delivery Authority	n/a	n/a	n/a	4	112	79	104
Department of Commerce	450	533	519	496	0	n/a	n/a
Department of Housing	149	123	155	164	167	167	177
Department of Planning/Minister for Planning	97	132	197	291	7	23	24

	As at June 30,
	2006	2007	2008	2009	2010	2011	2012
	(A$ million)
Department of Services, Technology and Administration	n/a	n/a	n/a	n/a	1,057	533	569
Growth Centres Commission	n/a	5	10	11	11	n/a	n/a
Hunter Development Corporation	1	n/a	1	2	4	7	n/a
Land and Property Management Authority	n/a	n/a	n/a	n/a	308	351	413
NSW Businesslink Pty Ltd	5	14	14	13	13	13	13
Office of Community Housing	31	29	28	30	30	29	30
Sydney Metropolitan Development Authority	4	28	41	45	44	39	34
Roads and Maritime Services	844	825	734	726	677	589	527
Asbestos Injury Compensation Fund	n/a	n/a	n/a	n/a	n/a	n/a	171
Other	9	13	11	5	5	3	2

State Owned Corporations
Ausgrid	2,848	3,518	3,941	5,084	6,110	7,076	9,216
Delta Electricity	551	588	694	1,155	1,239	778	833
Endeavour Energy	1,400	1,516	1,865	2,305	2,511	2,717	3,325
Eraring Energy	212	290	368	519	652	n/a	n/a
Essential Energy	2,001	2,192	2,561	3,002	3,481	3,787	4,754
Hunter Water Corporation	239	325	400	527	678	846	1,022
Landcom	175	203	172	118	90	122	92
Macquarie Generation	896	875	806	834	855	853	879
Newcastle Port Corporation	31	31	30	32	76	72	75
Port Kembla Port Corporation	50	49	58	62	63	56	58
State Water Corporation	62	38	38	55	111	157	180
Sydney Ports Corporation	176	170	168	349	633	628	705
Sydney Water Corporation	2,840	3,194	4,091	5,672	6,733	7,350	6,124
TransGrid	1,484	1,449	1,513	2,031	2,287	2,365	2,547
Transport Construction Authority	911	223	319	24	43	37	n/a
WSN Environmental Solutions	46	n/a	35	66	96	n/a	n/a

Other Statutory Authorities
Cobborra Holding Company Pty Limited	n/a	n/a	n/a	n/a	n/a	n/a	42
Country Rail Infrastructure Corporation	n/a	n/a	n/a	53	93	57	n/a
Forests NSW	140	158	166	171	149	139	149
Hawkesbury District Health Services	24	21	18	17	14	11	9
Transport for NSW – ETS Program	n/a	49	71	83	115	170	275
Rail Corporation New South Wales	190	16	n/a	n/a	n/a	463	135
State Transit Authority of New South Wales	77	75	76	181	238	336	362
Sydney Catchment Authority	319	375	414	475	500	498	524
Sydney Cricket & Sports Ground Trust	27	16	23	49	42	40	40
Sydney Ferries Corporation	48	53	66	89	n/a	4	n/a
Sydney Harbor Foreshore Authority	10	10	10	10	11	10	5
Taronga Conservation Society Australia	30	38	39	42	42	42	19
Transport Administration Corporation	37	n/a	n/a	n/a	n/a	n/a	n/a
University of New England	0	n/a	n/a	n/a	n/a	n/a	n/a
University of Technology, Sydney	41	39	38	41	42	42	45
Other	n/a	n/a	n/a	8	7	7	13

NSW Local Government	5	6	0	0	0	0	0

	As at June 30,
	2006	2007	2008	2009	2010	2011	2012
	(A$ million)
Total Funds Onlent	26,655	27,703	30,333	37,889	44,628	49,516	58,407
Undistributed borrowings	1,046	2,572	1,476	5,466	6,482	3,785	3,562

Total Guaranteed Debt	27,701	30,275	31,809	43,355	51,110	53,301	61,969

The Registrant raises funds in both the domestic and international capital markets, with the market value of borrowings under management as at June 30, 2012 of A$62.0 billion, which includes A$5.6 billion of offshore debt based on the prevailing rates of exchange at June 30, 2012. The Registrant hedges its foreign debt portfolio through interest rate and currency swaps and other hedging and currency switching transactions.

Detailed information about the indebtedness of the Registrant, all of which is guaranteed by the Co-registrant, is included in Exhibit (d) of this report.

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